Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219, 333-162219-01, 333-179685 and 333-179685-01

BUILDING TOMORROW™

Cover All Your Bases With the RBS Trendpilot™ Strategy.

The Royal Bank of Scotland cordially invites you and your top client to a behind the scenes tour of Citizens Bank Park and to learn about the RBS Trendpilot™ strategy. The tour includes access into the Phillies dugout, stops at the famous Cooperstown Gallery, Diamond Club, and the unique Hall-of-Fame Club.

Agenda:

The event will begin with registration at 5:30 pm followed by:

- Refreshments and hors d'oeuvres
- Dinner and conversation about the RBS Trendpilot™ strategy with Pacer Financial National Sales Director Sean O'Hara
- Guided tour of Citizens Bank Park

Event details:

Venue
Citizens Bank Park
One Citizen's Bank Way
Philadelphia, PA 19148

Date and Time
July 31, 2012 at 5:30 pm

Please RSVP to
erin.scott@pacerfinancial.com
to receive confirmation of your attendance.

www.rbs.com/etnUS

RBS®

CERTAIN RISK CONSIDERATIONS: RBS Exchange Traded Notes ("RBS ETNs") involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the
Trendpilot(TM) Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS Oil Trendpilot(TM) ETNs and the RBS Oil
Trendpilot(TM) Index (USD) do not provide exposure to spot prices of crude oil and, consequently, may not be representative of an investment that provides exposure to crude oil. Each Trendpilot(TM) Index may underperform its respective
Benchmark Index, and is expected to perform poorly in volatile markets. The RBS
China Trendpilot(TM) ETNs involve risks associated with an investment in emerging markets, as well as currency exchange risk. Liquidity of the market for
RBS ETNs may vary over time. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of the applicable issuer and the applicable guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS
ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. Investors should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc ("RBS plc"), The Royal
Bank of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS
Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission
(SEC) for the offering of RBS ETNs to which this communication may relate.
Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the
SEC for more complete information about the relevant RBS Entities and offerings.
You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov. Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS
(toll-free).

Copyright[C] 2012 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of
RBS NV.